UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2010

ARYx THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33782	77-0456039
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

6300 Dumbarton Circle Fremont, California	94555
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 585-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The Listing Qualifications Department, or the Staff, of The NASDAQ Stock Market notified us on May 25, 2010 that, for the previous 30 consecutive trading days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(a)(1), or the Rule. In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we were afforded 180 calendar days, or until November 22, 2010, to regain compliance with the Rule.

On November 23, 2010, we received a second letter from the Staff notifying us of its determination that we had failed to regain compliance with the Rule by November 22, 2010 and that this serves as an additional basis for delisting our common stock from The NASDAQ Global Market, which supplements the Staff’s previously reported delisting determination with respect to our non-compliance with NASDAQ Listing Rule 5450(b)(2)(A).

We were granted a hearing with a NASDAQ Hearings Panel, or the Panel, to present our plan to regain compliance with NASDAQ Listing Rule 5450(b)(2)(A), which requires the market value of our listed securities to be at least $50.0 million.  The Staff notified us that the Panel will also consider our non-compliance with the Rule in its decision regarding our continued listing on The NASDAQ Global Market.  Our common stock will remain listed on The NASDAQ Global Market pending the Panel’s decision; however, there is no assurance that the Panel’s decision will be favorable to us and will prevent the delisting of our common stock from The NASDAQ Global Market.  In the event we are not successful before the Panel, our common stock will be delisted from The NASDAQ Global Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  November 26, 2010

ARYx THERAPEUTICS, INC.

By:	/s/ David Nagler
David Nagler
Vice President, Corporate Affairs and Secretary